Exhibit 5.1

Consent of Independent Chartered Accountants

We consent to the use in this Registration Statement on Form F-80 of our audit report dated February 9, 2012 on the consolidated financial statements of Inmet Mining Corporation, which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010, the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and related notes, comprising a summary of significant accounting policies and other explanatory information included herein.

(Signed) KPMG LLP

Chartered Accountants, Licensed Public Accountants
September 27, 2012

Toronto, Canada